     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 2000

                                                      REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
                             ---------------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              INFOCURE CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                             58-2271614
  (State or other Jurisdiction of               (I.R.S. Employer
   Incorporation or Organization)            Identification Number)

                          1765 THE EXCHANGE, SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                                JAMES A. COCHRAN
                        SENIOR VICE PRESIDENT -- FINANCE
                          AND CHIEF FINANCIAL OFFICER
                          1765 THE EXCHANGE, SUITE 500
                             ATLANTA, GEORGIA 30339
                           TELEPHONE: (770) 221-9990
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------

                                    Copy to:
                            JOHN J. KELLEY III, ESQ.
                                KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30303-1763
                           TELEPHONE: (404) 572-4600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

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                                                                 PROPOSED             PROPOSED
                                                                  MAXIMUM              MAXIMUM
          TITLE OF SECURITIES               AMOUNT TO BE         AGGREGATE            AGGREGATE            AMOUNT OF
            TO BE REGISTERED                 REGISTERED      PRICE PER UNIT(1)    OFFERING PRICE(1)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........   834,004 Shares         $15.94            $13,291,938.75         $3,509.07
-------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the Company's common stock as reported on The Nasdaq Stock Market on April 10, 2000, in accordance with Rule 457(c) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESES SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SALE IS UNLAWFUL.

                  SUBJECT TO COMPLETION, DATED APRIL 11, 2000

                                 834,004 SHARES

                              INFOCURE CORPORATION

                                  COMMON STOCK

     We are a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties. These shares of common stock are being offered by the selling stockholders identified in this prospectus. We issued the shares to the selling stockholders in connection with acquisitions of companies previously owned by the selling stockholders.

     The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

     The selling stockholders and any underwriters, agents or broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under such Act.

     Our common stock is traded on The Nasdaq Stock Market under the symbol "INCX." The closing price of our common stock on April 10, 2000, was $15 9/16 per share.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                 The date of this prospectus is April   , 2000.

                               TABLE OF CONTENTS

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                                                              PAGE
                                                              ----
InfoCure....................................................    1
Risk Factors................................................    3
Use of Proceeds.............................................   10
Selling Stockholders........................................   10
Plan of Distribution........................................   11
Legal Matters...............................................   12
Experts.....................................................   12
Where You Can Find More Information.........................   13
Incorporation of Certain Documents by Reference.............   13

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INFOCURE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    INFOCURE

     We are a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties. Our systems are used primarily by small to mid-size medical practices within the following practice areas:

     - anesthesiology,

     - dental,

     - dermatology and plastic surgery,

     - emergency medicine,

     - general medical,

     - oral and maxillofacial surgery,

     - ophthalmology,

     - orthodontics,

     - pathology,

     - pediatrics,

     - podiatry, and

     - radiology.

     Our systems include software and related hardware, ongoing training and support and electronic data interchange, or "EDI" services. These systems are designed to increase the quality and reduce the cost of providing care by allowing physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

     We are currently reorganizing our business to facilitate changes in our pricing of practice management software products, our delivery of these products to customers and the scope of our product offerings. As part of the reorganization, we intend to transfer the assets of our medical division to VitalWorks, Inc., a newly-formed subsidiary of InfoCure, and the assets of our dental division to PracticeWorks, Inc., which will be a new subsidiary of InfoCure. We also intend to develop new practice management software applications that can be delivered through the application services provider, or "ASP," delivery model. In the ASP delivery model, we would remotely host applications from an offsite central server which physicians would access over dedicated lines, virtual private networks or the Internet. We also intend to offer our new practice management applications through installations directly in physicians' offices as "practice-hosted" systems. Additionally, we intend to offer Internet solutions that will allow our customers to utilize the Internet to enhance office workflow and conduct business-to-business e-commerce. We are continuing to develop our Internet solutions and to establish strategic relationships to facilitate these product offerings.

     We intend for VitalWorks to focus on the development of ASP-delivered products and Internet solutions that are tailored to the needs of the medical division's customers and for PracticeWorks to focus on the development of ASP-delivered products and Internet solutions for the dental division's customers. We intend for both VitalWorks and PracticeWorks to seek new customers and to offer existing customers an opportunity to upgrade to their new ASP-delivered products.

     In connection with our strategy to develop ASP-delivered products, we plan to convert to subscription-based pricing for substantially all of our products and services. Under this subscription pricing model, customers will pay a fixed, monthly fee for use of our practice management applications and Internet solutions and the computer hardware necessary to utilize those applications and solutions. This represents a change in our historical pricing model in which customers were charged an initial licensing fee for use of practice management products and continuing maintenance, support and EDI transaction fees. We intend to begin offering substantially all of our products and services on the subscription pricing model in the second quarter of 2000. We will initially continue to derive substantially all of our revenue from hardware and software maintenance and support fees and EDI transaction fees that will be paid by our existing customers. As a result of the transition to subscription pricing model, we expect to see a decline in one-time revenue from software license fees and hardware sales, replaced over time by monthly subscription fees. In addition, we expect revenue from maintenance, support and EDI transaction fees from existing customers to decline and be replaced by subscription fees as existing customers convert to the subscription pricing model. We expect the percentage of our revenue that is recurring in nature to increase substantially as a result of the change to a subscription pricing model.

     This reorganization of InfoCure, the change in our product strategy to develop and offer ASP-delivered products and Internet solutions and the transition to a subscription pricing model involves certain risks and assumptions. There can be no assurance that we will successfully implement these changes in our organization, product strategy or pricing model or that the changes will not have a material adverse effect on our business, financial condition or results of operations. See "Risk Factors" beginning on page 3.

     Our principal offices are located at 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

                                  RISK FACTORS

     This prospectus contains certain forward-looking statements and information relating to InfoCure that are based on the beliefs of management as well as assumptions made by and information currently available to management. When used in this prospectus, the words "anticipate", "believe", "estimate", "expect", "intend", "plan", or any similar expressions, as they relate to InfoCure or our management, or the management of any of our businesses, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. We do not intend to update these forward-looking statements. The following risk factors set forth some of the factors that could cause our actual results to differ materially from the expected results described in our forward-looking statements.

OUR SUBSCRIPTION PRICING MODEL IS UNPROVEN AND OUR SUCCESS DEPENDS ON ACCEPTANCE OF THIS MODEL AND OUR ABILITY TO SET OUR SUBSCRIPTION FEES AT APPROPRIATE LEVELS.

     Potential customers may not accept our subscription pricing model. The success of our subscription pricing model depends on our ability to set subscription fees at rates that will allow us to achieve profitability. The markets for practice management applications delivered through subscription pricing are relatively new and evolving. There are relatively few similar products whose subscription fees we can evaluate in setting our fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, we have limited information from which to evaluate the appropriate level for our subscription fees and we may fail to set our subscription fees at levels that enable us to become profitable. In addition, we will enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for five years, limiting our ability to increase our subscription fees for those subscribers. If we fail to appropriately price our subscription fees, achieving profitability could take longer than expected or we may never achieve profitability.

OUR ASP PRODUCT STRATEGY IS UNPROVEN AND CUSTOMERS MAY NOT RESPOND FAVORABLY TO OUR NEW PRODUCTS.

     Providing software applications to physicians through the ASP delivery model is a business that has only recently begun to develop, and this concept may not achieve acceptance in the market. In order to successfully sell our ASP-delivered products, we will need to convince new and existing customers that the features of these products justify their cost, as well as the time and administrative expense required to convert to these products. If we are unsuccessful or if the market for our ASP-delivered products does not grow or grows slowly, achieving profitability could take longer than expected or we may never achieve profitability. Achieving market acceptance for these products will require substantial sales and marketing efforts and expenditure of significant funds to increase awareness and demand by our target customers. In addition, our potential customers may have made extensive investment in hardware, software and training for existing systems. As a result, they may be unwilling to adopt new systems. Further, our potential customers could perceive that our ASP-delivered products will not adequately or cost-effectively address their requirements.

THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS AND LIMIT OUR POTENTIAL GROWTH.

     Our ability to attract new customers may be dependent upon our ability to complete the development of our Internet solutions. In addition, our ability to offer some Internet solutions is contingent upon our entering into strategic relationships. If we are unsuccessful in completing the development of our Internet solutions or fail to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.

OUR ASP PRODUCT STRATEGY IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET.

     Our ability to offer ASP-delivered products that can be accessed over the Internet and our Internet solutions on a widespread basis depends on our potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. We cannot predict whether the Internet will evolve to the point where our customers will be able to take full advantage of the services we offer. If the Internet fails to develop into an efficient medium for these transactions, our ASP product strategy will be unsuccessful.

OUR SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES.

     The success of our strategy to offer ASP-delivered products and Internet solutions depends on the confidence of our customers in our ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm our business and reputation. Our ASP-delivered products and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. We may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Anyone who is able to circumvent our security measures could misappropriate confidential user information or interrupt our, or our customers', operations. In addition, our ASP-delivered products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.

WE PLAN TO EXPAND RAPIDLY AND IT MAY BE DIFFICULT TO MANAGE OUR GROWTH.

     We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

        - expand and enhance our administrative infrastructure

        - improve our management, financial and information systems and controls

        - expand, train and manage our employees effectively

     Continued growth could place a further strain on our management, operations and financial resources. There will also be additional demands on our sales, marketing and administrative resources as we increase our product offerings and expand our target markets and customers. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our business may be harmed.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     We believe our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop our products and services. Individuals with the information technology skills we need to further develop our products and services are in short supply and competition for qualified personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. There can be no assurance we will succeed in attracting and retaining the personnel we need to continue to grow and to implement our business strategy. In addition, we depend on the performance of our executive officers and other key employees. The loss of any member of our senior management team could negatively impact our ability to execute our new product strategy and subscription pricing model.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

     We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to our software applications. Our software technology is not patented and existing copyright laws offer only limited practical protection. In addition, we have not generally entered into confidentiality agreements with our employees. We cannot guarantee that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring use of our products is difficult, and we cannot assure you that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software products in our target markets increases and as the functionality of these products overlaps, we may become increasingly subject to the threat of infringement claims. We cannot guarantee that third parties will not assert infringement claims against us in the future. Any infringement claims alleged against us, even if without merit, can be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of our applications to our customers. Settlement of any infringement claims could require us to enter into costly royalty or licensing agreements. If a claim of product infringement against us was successful and we were unable to license the infringing or similar technology, our business, financial condition and results of operations could be harmed.

WE MAY UNDERTAKE ACQUISITIONS WHICH CAN POSE RISKS TO OUR BUSINESS.

     We may undertake acquisitions if we identify companies with complementary applications, services, businesses or technologies. We may be unable to retain the acquired companies' personnel or integrate them into our company. Our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance our product offering could disrupt our ongoing business and divert our management's focus.

WE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES.

     Our successful integration of the businesses we have acquired is critical to our future success. Integrating the management and operations of acquired businesses is time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies and other benefits expected to be realized from these acquisitions.

TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN WE ARE ABLE TO UPDATE OUR
TECHNOLOGY.

     The healthcare software application market in which we compete is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to:

        - develop new or enhance existing applications, software and services to meet our customers' changing needs in a timely and cost-effective way;

        - respond effectively to technological changes and new product offerings of our competitors; and

        - develop relationships with strategic partners necessary to offer our Internet solutions and ASP-delivered products;

     We cannot assure you that we will be able to accomplish any or all of these goals. Many of our competitors may develop products or technologies that are better or more attractive than ours or that may render our technology or applications obsolete. If we do not succeed in adapting our technology, our business could be harmed.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, mandates the adoption of national standards for the transmission of certain types of medical information and the data elements used in such transmissions and to insure the integrity and confidentiality of such information. On November 3, 1999, the Secretary of Health and Human Services promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. We believe our products will enable compliance with the proposed regulations but cannot assure you that we will be able to comply with those proposed regulations in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards and we may not be able to comply with the revised standards in a timely manner or at all. If any of our products or services are subject to those regulations, we may be required to incur additional expenses in order to comply with these requirements, and we may not be able to comply with them in a timely manner or at all. In addition, the success of our compliance efforts may also be dependent on the success of healthcare participants in dealing with the standards. If we are unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of our products and our business could be harmed.

     The United States Food and Drug Administration, or "FDA", is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe any of our current products or services are subject to FDA regulation as medical devices; however, we plan to expand our product and service offerings into areas that may be subject to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect our ability to introduce new applications or services in a timely manner.

     In addition, we may become subject to additional government regulations in connection with our changing product strategy. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT OUR CUSTOMERS' ABILITY TO USE OUR SERVICES.

     We cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications. Such restrictions would decrease the value of our applications to our customers, which could materially harm our business. The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require us to make substantial expenditures to implement such measures.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by our strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.

OUR QUARTERLY OPERATING RESULTS MAY VARY AND IN THE PAST WE HAVE EXPERIENCED LOSSES.

     Our operating results may vary significantly from quarter to quarter. In addition, we have experienced historical losses. Our operating results will be influenced by such factors as:

        - our success in appropriately pricing and transitioning to the subscription pricing model;

        - the rate at which our existing customers convert and new customers subscribe to our subscription pricing model;

        - our release of our ASP-delivered product and Internet solutions and the rate of adoption of these products and services by new and existing customers;

        - the timing of and charges associated with completed acquisitions or other events;

        - changes in customer purchasing patterns;

        - competition;

        - the timing of and cost related to development our new products;

        - the length of sales cycles; and

        - the levels of advertising and promotional expenditures.

COMPETITION COULD REDUCE REVENUE FROM OUR PRODUCTS AND SERVICES.

     Our principal competitors include both national and regional practice management systems vendors. Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. We believe that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The healthcare information technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of practice management systems entering into the practice management systems market. In addition, we compete with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for our products and services expands, additional competitors are likely to enter this market. InfoCure believes that the primary competitive factors in its markets are:

          - product features and functionality;

          - customer service, support and satisfaction;

          - price;

          - ongoing product enhancements; and

          - the reputation and stability of the vendor.

     Some national competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the practice management systems industry intensifies, our results of operations may suffer and we may be required to lower the prices of our products and services.

OUR NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     Our transition to the subscription pricing model will initially adversely impact our cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, we expect to incur increased marketing and sales expense in connection with the rollout of our ASP-delivered products and Internet solutions. Adequate financing for these needs may not be available to us.

                                USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares from the selling stockholders.

                              SELLING STOCKHOLDERS

     The selling stockholders received their shares of common stock in transactions with InfoCure as follows:

          - 105,316 shares of common stock offered by this prospectus by Joseph
            V. Hafner were issued in connection with the merger with Ardsley M.I.S., Inc., d/b/a Glentec Business Computers, Inc. on August 17, 1999;

          - 464,222 shares of common stock offered by this prospectus by Hans K. Habermeier, Robert C. Runde and Richard A. Weintraub were issued in connection with the merger with Medfax Corporation on August 30, 1999;

          - 130,771 shares of common stock offered by this prospectus by Joseph
            J. Memminger were issued in connection with the merger with Scientific Data Management, Inc. on August 31, 1999; and

          - up to 133,695 shares of common stock offered by this prospectus will be issued pursuant to the terms of a convertible note issued in connection with our acquisition of The Healthcare Systems Division of The Reynolds and Reynolds Company on October 23, 1998.

     The shares of common stock offered by The Reynolds and Reynolds Company will be issued to The Reynolds and Reynolds Company during May, 2000 pursuant to the terms of the convertible note. All of the remaining shares of common stock registered for sale pursuant to this prospectus are currently owned by the selling stockholders. Messrs. Hafner and Memminger are currently employees of InfoCure and Mr. Runde was an employee of InfoCure through December 31, 1999.

     The table below sets forth information known to us with respect to beneficial ownership of our common stock as of March 28, 2000 by each selling stockholder. The table below assumes that the selling stockholders sell all of the shares. Since each selling stockholder may choose not to sell his or her shares, we are unable to state the exact number of shares that actually will be sold.

     Information with respect to "beneficial ownership" shown below is based on information supplied by the respective beneficial owner or by other stockholders as well as filings made with the SEC or furnished to us. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding include:

          - 32,609,199 shares outstanding as of March 28, 2000; and

          - shares issuable by us pursuant to options, warrants and convertible securities held by the respective person ("Derivative Securities").

     Derivative Securities are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise specified, the mailing address of each beneficial owner is c/o InfoCure Corporation, 1765 The Exchange, Suite 500, Atlanta, Georgia 30339.

                               COMMON STOCK                                  COMMON STOCK
                            BENEFICIALLY OWNED            COMMON          BENEFICIALLY OWNED
                          PRIOR TO THIS OFFERING       STOCK TO BE       AFTER THIS OFFERING
NAME AND ADDRESS OF       -----------------------      SOLD IN THIS      --------------------
BENEFICIAL OWNER           SHARES     PERCENTAGE         OFFERING        SHARES    PERCENTAGE
-------------------       ---------   -----------   ------------------   -------   ----------
Hans K. Habermeier......   156,726         *             156,726               0      --
Joseph V. Hafner........   105,316         *             105,316               0      --
Joseph J. Memminger.....   225,892         *             130,771          95,121       *
Robert C. Runde.........   308,146         *             207,713         100,433       *
Richard A. Weintraub....   149,675         *              99,783          49,892       *
The Reynolds and
  Reynolds Company......   133,695         *             133,695               0       *

------------------------
* Less than one percent.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale from time to time by the selling stockholders of shares of common stock received by these holders in connection with certain acquisitions. We have registered the shares of common stock for sale to provide the selling stockholders with freely tradeable securities, but registration of these shares does not necessarily mean we will issue any of the shares or that the selling stockholders will offer or sell the shares.

     Offer and Sale of Shares. Any of the selling stockholders may from time to time, in one or more transactions, sell all or a portion of the common stock in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of such determination, may be higher or lower than the market price of the shares on The Nasdaq Stock Market. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one of more underwriters on a firm commitment or best-efforts basis. The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares of common stock in the following manner:

        - on The Nasdaq Stock Market or other exchanges on which the common stock is listed at the time of sale;

        - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;
        - in underwritten offerings;
        - in privately negotiated transactions;
        - in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
        - a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;
        - an exchange distribution in accordance with the rules of the exchange; or
        - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The selling stockholder may accept and, together with any agent of the selling stockholder, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. We will not receive any proceeds from the offering of shares by the selling stockholders.

     Supplemental Prospectus Regarding Sales. To the extent required, we will set forth in a prospectus supplement accompanying this prospectus, or, if appropriate, in a post-effective amendment, the following information: (1) the amount of the shares of common stock to be sold; (2) purchase prices; (3) public offering prices; (4) the names of any agents, dealers or underwriters; and (5) any applicable commissions or discounts with respect to a particular offer.

     Compliance with Foreign and State Securities Laws. We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling stockholders may not offer or sell their shares of common stock unless
(1) we have registered or qualified such shares for sale in such states or (2) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the selling stockholders can offer and sell their shares of common stock only through registered or licensed brokers or dealers.

     Payment of Expenses. We will pay substantially all of the expenses related to the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay any sales commissions or other seller's compensation applicable to these transactions.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the common stock offered by this prospectus will be passed upon for InfoCure by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of InfoCure Corporation and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 incorporated by reference in this prospectus from InfoCure Corporation's Registration Statement on Form S-3 (with respect to a public offering of 3,759,000 common shares), effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, have been so incorporated and in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the SEC at 1-800-732-0330 for further information on the operation of such public reference rooms. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or obtain copies of such documents from the SEC's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. These documents contain important business information about our company and its financial condition.

          1. Annual Report on Form 10-K for the year ended December 31, 1999.

          2. The financial statements of the Healthcare Systems Division of The Reynolds and Reynolds Company included in InfoCure's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the Registration Statement on Form S-3 (No. 333-71109).

          3. Registration Statement on Form 8-A, with respect to a description of our common stock, as filed with the SEC on January 28, 1999.

     On request, we will provide, at no cost to each person who receives a copy of this prospectus, a copy of any or all of the documents incorporated by reference into this prospectus. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into this prospectus. Written or telephonic requests for such copies should be addressed to InfoCure's principal executive offices, attention: Sue Griffen, 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, telephone number
(770) 221-9990.

     You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the cover page of such documents.

                                    PART II

                  INFORMATION NOT REQUIRED IN THIS PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $  3,509
Nasdaq National Market listing fee..........................     7,673
Accounting fees and expenses................................    10,000
Legal fees and expenses.....................................     5,000
Miscellaneous...............................................     5,000
                                                              --------
  Total expenses............................................  $ 31,182
                                                              ========

     All fees other than the SEC registration fee and the Nasdaq National Market Listing Fee are estimated. None of the expenses of the issuance and distribution of the common stock being offered will be borne by the selling stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorney's fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

     In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or
(iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
   3.1     --  Certificate of Incorporation of InfoCure with all amendments
               (incorporated by reference to Exhibit 3.1 filed with
               InfoCure's Annual Report on Form 10-K for the Year Ended
               December 31, 1999.)
   3.2     --  Second Amended and Restated Bylaws of InfoCure (incorporated by reference to Exhibit 3.2 filed with InfoCure's Annual
               Report on Form 10-K for the Year Ended December 31, 1999.)
   4.1     --  See Exhibits 3.1 and 3.2 for provisions of the Amended
               Certificate of Incorporation and Bylaws of InfoCure defining rights of the holders of common stock of InfoCure.
   4.2     --  Specimen Certificate of shares of common stock (incorporated by reference to Exhibit 4.2 filed with InfoCure's
               Registration Statement on Form SB-2) (Registration File No.
               333-18923).
   5.1*    --  Opinion of King & Spalding, counsel to InfoCure, as to legality of the shares being registered.
  23.1     --  Consent of BDO Seidman, LLP
  23.2     --  Consent of Deloitte & Touche LLP
  23.3     --  Consent of KPMG LLP
  23.4*    --  Consent of King & Spalding (included in Exhibit 5.1)
  24.1     --  Powers of Attorney (included on signature page)

---------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 10th day of April, 2000.

                                       INFOCURE CORPORATION

                                       By:       /s/ FREDERICK L. FINE
                                          --------------------------------------
                                                    Frederick L. Fine
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick L. Fine, Richard E. Perlman and James
K. Price, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 10, 2000.

                      SIGNATURE                                        TITLE
                      ---------                                        -----

                /s/ FREDERICK L. FINE                  President, Chief Executive Officer
 ---------------------------------------------------     and Director (Principal Executive
                  Frederick L. Fine                      Officer)

                 /s/ JAMES K. PRICE                    Executive Vice President, Secretary
 ---------------------------------------------------     and Director
                   James K. Price

               /s/ RICHARD E. PERLMAN                  Chairman, Treasurer and Director
 ---------------------------------------------------
                 Richard E. Perlman

                /s/ JAMES A. COCHRAN                   Vice President and Chief Financial
 ---------------------------------------------------     Officer (Principal Financial
                  James A. Cochran                       Officer and Principal Accounting
                                                         Officer)

                      SIGNATURE                                        TITLE
                      ---------                                        -----

                /s/ MICHAEL E. WARREN                  Vice President and Director
 ---------------------------------------------------
                  Michael E. Warren

                                                       Director
 ---------------------------------------------------
                   James D. Elliot

                /s/ RAYMOND H. WELSH                   Director
 ---------------------------------------------------
                  Raymond H. Welsh